UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2003

Yellow Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-12255 (Commission File Number)	48-0948788 (IRS Employer Identification No.)

10990 Roe Avenue Overland Park, Kansas (Address of principal executive offices)		66211 (Zip Code)

Registrant’s telephone number, including area code: (913) 696-6100

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(a)    Financial statements of businesses acquired.

Not applicable.

(b)    Pro forma financial information.

Not applicable.

(c)    Exhibits.

99.1 Press Release of Yellow Corporation dated August 4, 2003.

Item 9.    Regulation FD Disclosure

Yellow Corporation announced that it increased its private offering of contingent convertible senior notes (the “notes”) from $150 million to $200 million. An additional $50 million may be raised if the initial purchasers exercise their right to acquire additional notes in connection with the offering. The notes have an annual interest rate of 5.0% and are convertible into shares of Yellow common stock at a conversion price of $39.24 per share upon the occurrence of certain events.

The foregoing is qualified by reference to Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

On July 8, 2003, Yellow Corporation and Roadway Corporation agreed to the acquisition of Roadway Corporation by Yankee LLC, a newly formed Delaware limited liability company and a wholly owned subsidiary of Yellow Corporation, under the terms of the Agreement and Plan of Merger filed as Exhibit 2.1 to the Current Report on Form 8-K filed on July 8, 2003, as amended. Certain information related to the merger and currently contemplated related financings (including the increased offering of the notes) is included in Appendix A to this Current Report on Form 8-K and incorporated herein by reference.

The information presented in this Current Report on Form 8-K may contain forward-looking statements and certain assumptions upon which such forward-looking statements are in part based. Numerous important factors, including those factors identified in Yellow’s Current Report on Form 8-K filed on August 4, 2003, Yellow’s Annual Report on Form 10-K and other of the Company’s filings with the Securities and Exchange Commission, and the fact that the assumptions set forth in this Current Report on Form 8-K could prove incorrect, could cause actual results to differ materially from those contained in such forward-looking statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2003

YELLOW CORPORATION

By:	/s/ Daniel J. Churay
Senior Vice President, General Counsel and Secretary

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APPENDIX A

As used in this Appendix A, references to “Yellow”, the “company”, “we”, “our” and “us” refer to Yellow Corporation and its subsidiaries, unless the context otherwise requires. The term “Roadway” refers to Roadway Corporation and its subsidiaries, unless the context otherwise requires. The term “proposed offering” refers to the proposed offering of Yellow’s contingent convertible senior notes due 2023. The term “merger” refers to the merger of Roadway Corporation with and into Yankee LLC, a newly formed Delaware limited liability company and a wholly owned subsidiary of Yellow, pursuant to the Agreement and Plan of Merger dated as of July 8, 2003, among Yellow, Yankee LLC and Roadway.

The information in this Current Report on Form 8-K does not take into account the possible exercise by the initial purchasers of their right to acquire an additional $50 million principal amount of notes.

Proposed Financings

We expect that approximately $483 million will be required to finance the cash portion of the merger consideration. Yellow has commitment letters from certain affiliates of Deutsche Bank Securities, Inc. that provide, subject to the satisfaction of certain conditions and completion of definitive documentation, for financing in an amount necessary to finance the cash portion of the merger consideration, to refinance certain existing indebtedness of Yellow and Roadway and to pay related costs. We have agreed to use our commercially reasonable efforts to obtain the financing contemplated by these commitment letters or financing from other sources reasonably acceptable to us to consummate the merger. The proposed senior secured financing is expected to consist of a term loan facility, a pre-funded letter of credit facility and a revolving loan facility. Certain amounts under the commitment letters will be reduced by the amount of gross proceeds received by Yellow from the proposed offering. If the merger occurs, it is contemplated that at the effective time of the merger the cash portion of the merger consideration and the combined company’s (“Yellow-Roadway”) capital and liquidity needs (including refinancing of certain existing indebtedness of Yellow and Roadway) will be financed with a combination of proceeds from the proposed offering, proceeds from the sale of senior debt securities, senior secured bank financing, other debt financings and cash on hand.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2003 on a historical basis and on a pro forma basis. The pro forma presentations give effect to the proposed offering as if it had occurred on June 30, 2003 and gives further effect to the Roadway acquisition and related financings as if they had occurred on June 30, 2003. See “Unaudited Condensed Combined Pro Forma Financial Data”.

	At June 30, 2003
	Actual	Pro Forma for the proposed Offering	Pro Forma for the proposed Offering, the Roadway Acquisition and Related Financings
	(in thousands)
Cash and cash equivalents	$49,811	$249,811	$10,513

Unsecured medium-term notes	55,250	55,250	—
Industrial development bonds	18,900	18,900	18,900
Capital leases and other	92	92	92
ABS borrowings	50,000	50,000	100,000
Secured term loan borrowings	—	—	175,000
5.0% contingent convertible senior notes due 2023	—	200,000	200,000
Senior unsecured debt securities	—	—	200,000
Secured Roadway senior notes	—	—	251,590 (1)

Total debt	124,242	324,242	945,582

Shareholders’ equity:
Common stock, par value	31,910	31,910	51,269
Capital surplus	82,104	82,104	545,745
Retained earnings	349,460	349,460	345,071
Accumulated other comprehensive loss	(33,575)	(33,575)	(33,575)
Unamortized restricted stock awards	(810)	(810)	(810)
Treasury stock, at cost	(44,223)	(44,223)	(44,223)

Total shareholders’ equity	384,866	384,866	863,477

Total capitalization	$509,108	$709,108	$1,809,059

Notes:

The capitalization table shown above does not include anticipated cash flows generated by Yellow and Roadway during the period of time between the filing of this document and the closing.

The above capitalization table reflects currently contemplated financing transactions, including proceeds from the proposed offering, related to the Roadway acquisition. These amounts are subject to change as our new capital structure is finalized.

(1)    The principal balance of the secured Roadway senior notes is $225,000,000. In accordance with purchase accounting guidelines, these notes will be recorded at fair value as of the date of the acquisition. The $251,590,000 shown above represents the fair value of such notes based on current market prices, as described in Note 14 to the Unaudited Condensed Combined Pro Forma Financial Data.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited condensed combined pro forma financial statements and explanatory notes have been prepared to give effect to our proposed acquisition of Roadway, the proceeds of the proposed offering and the consummation of other currently contemplated financing transactions related to the Roadway acquisition. At the time of the closing of the acquisition of Roadway, Roadway will be merged with and into a wholly owned acquisition subsidiary of Yellow. The transaction is being accounted for as a purchase business combination.

In general, upon the closing of the acquisition, each share of Roadway stock (except those shares owned directly or indirectly by Roadway or Yellow and those shares held by dissenting stockholders) will be converted into 1.924 shares of Yellow common stock. However, a Roadway stockholder may elect to receive $48 in cash in lieu of Yellow stock for each share of the stockholder’s Roadway stock. Notwithstanding the individual elections of the Roadway stockholders, no more than 50% of the Roadway shares may be converted into cash and certain adjustments will be made so that the aggregate consideration in the acquisition will consist of approximately 50% cash and 50% Yellow common stock.

The exchange ratio of 1.924 shares will be subject to further adjustment based upon the 20-trading day average of the per share closing price of Yellow common stock as of the date five trading days before closing. If the average price is less than $21.21, the exchange ratio shall be the quotient of $40.81 and the average price, or if the average price is greater than $28.69, then the exchange ratio shall be the quotient of $55.20 and the average price. If the average price of Yellow common stock is less than $16.63, Yellow may elect not to consummate the acquisition.

In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited condensed combined pro forma balance sheet as of June 30, 2003 and unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2003 and the year ended December 31, 2002, have been prepared to reflect our proposed acquisition of Roadway, the proceeds of the proposed offering and the consummation of other currently contemplated financing transactions related to the Roadway acquisition. The following unaudited condensed combined pro forma financial statements have been prepared based upon historical financial statements of Yellow and Roadway. We operate on a calendar quarter reporting basis. Roadway operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter. Additionally, the unaudited condensed combined pro forma financial statements reflect certain balance sheet and statement of operations reclassifications made to conform Roadway’s presentations to our presentations. The unaudited condensed combined pro forma financial statements should be read in conjunction with:

•	our historical audited consolidated financial statements for the year ended December 31, 2002, and our unaudited condensed consolidated financial statements as of June 30, 2003 and for the six months ended June 30, 2003, and

•	the historical audited consolidated financial statements of Roadway for the year ended December 31, 2002, and their unaudited condensed consolidated financial statements as of June 21, 2003 and for the twenty-four week period (two quarters) ended June 21, 2003.

The unaudited condensed combined pro forma balance sheet was prepared by combining our historical unaudited consolidated balance sheet as of June 30, 2003 and the historical unaudited consolidated balance sheet as of June 21, 2003 for Roadway, adjusted to reflect our proposed acquisition of Roadway, the proceeds of the proposed offering and the consummation of other currently contemplated financing transactions as if each had occurred at June 30, 2003.

The unaudited condensed combined pro forma statements of operations were prepared using the historical consolidated statements of operations for both us and Roadway assuming the acquisition and related transactions had each occurred on January 1, 2002. The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2002 was prepared by combining the historical audited consolidated statement of operations of us and the historical audited consolidated statement of income of Roadway for the year ended December 31, 2002. The unaudited condensed combined pro forma statement of operations for the six months ended June 30, 2003 was prepared by combining the historical unaudited consolidated statement of operations of us for the six month period ended June 30, 2003 and the historical unaudited consolidated statement of income of Roadway for the twenty-four week period (two quarters) ended June 21, 2003. The unaudited condensed combined pro forma statements of operations give effect to the cost associated with financing the acquisition, including interest expense and amortization of deferred financing costs associated with our currently contemplated financing transactions related to the Roadway acquisition, and the impact of other purchase accounting adjustments.

The unaudited condensed combined pro forma financial statements are prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition transaction described above had been consummated at the beginning of the periods or the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The unaudited condensed combined pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the proposed acquisition of Roadway or the result of final valuations of tangible and intangible assets and liabilities.

Because of the proximity of this Current Report on Form 8-K to the date of the announcement of our proposed acquisition of Roadway, the process of valuing Roadway’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the very preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. Following closing of the acquisition, we will finalize the process of determining the fair value at the date of acquisition of the tangible and intangible assets and liabilities of Roadway. As a result of this process, we anticipate that a portion of the amount classified as goodwill in the pro forma financial statements, which in accordance with Statement of Financial Accounting Standards No. 142 will not be amortized, will be reclassified to the tangible and identified intangible assets and liabilities acquired, based on their estimated fair values at the date of acquisition. These tangible and identified intangible assets will be depreciated and amortized over their estimated useful lives. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented in the unaudited condensed combined pro forma statements of operations and the effects cannot be quantified at this time.

The acquisition had not been consummated as of the preparation of these unaudited condensed combined pro forma financial statements.

Unaudited Condensed Combined Pro Forma Balance Sheet

At June 30, 2003

	Historical		Pro Forma
	Yellow	Roadway (at June 21, 2003)	Adjustments		Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$49,811	$125,692	$(483,000)	(1)	$10,513
			200,000	(2)
			375,000	(3)
			50,000	(4)
			(100,000)	(5)
			(95,950)	(6)
			(111,040)	(7)
Accounts receivable, net	334,360	215,055	25,400	(8)	674,815
			100,000	(5)
Prepaid expenses and other	31,765	49,541	(16,795)	(9)	64,511

Total current assets	415,936	390,288	(56,385)		749,839

Property and equipment, at cost	1,698,586	1,511,699	225,000	(10)	2,419,603
			(1,015,682)	(11)
Less: accumulated depreciation	(1,127,405)	(1,015,682)	1,015,682	(11)	(1,127,405)

Net property and equipment	571,181	496,017	225,000		1,292,198

Goodwill	20,469	286,181	820,272	(1)	840,741
			(286,181)	(12)
Deferred income taxes	—	44,598	(44,598)	(9)	—
Other assets	33,095	46,495	24,900	(6)	98,773
			(5,717)	(7)

Total Assets	$1,040,681	$1,263,579	$677,291		$2,981,551

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,283	$164,806	$(57,526)	(13)	$178,563
Wages, vacations and employees’ benefits	166,369	125,162			291,531
Other current and accrued liabilities	113,572	51,378	(16,795)	(9)	200,994
			(4,687)	(9)
			57,526	(13)
ABS borrowings	50,000	—	50,000	(4)	100,000
Current maturities of long-term debt	40,259	10,511	(45,761)	(7)	5,009

Total current liabilities	441,483	351,857	(17,243)		776,097

Long-term liabilities:
Long-term debt, less current portion	33,983	270,279	200,000	(2)	840,573
			375,000	(3)
			(65,279)	(7)
			26,590	(14)
Claims and other liabilities	76,967	65,029	37,900	(15)	179,896
Accrued pension and postretirement health care	76,293	147,800	50,800	(16)	274,893
Deferred income taxes	27,089	10,476	9,050	(9)	46,615

Total long-term liabilities	214,332	493,584	634,061		1,341,977

Total shareholders’ equity	384,866	418,138	483,000	(1)	863,477
			(418,138)	(17)
			(4,389)	(18)

Total Liabilities and Shareholders’ Equity	$1,040,681	$1,263,579	$677,291		$2,981,551

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2002

	Historical		Pro Forma
	Yellow	Roadway	Adjustments		Combined
	(in thousands, except per share data)

Revenue	$2,624,148	$3,010,776	$3,000	(8)	$5,637,924

Operating expenses:
Salaries, wages and employees’ benefits	1,717,382	1,934,482			3,651,864
Operating expenses and supplies	385,522	479,415	(2,154)	(13)	862,783
Operating taxes and licenses	75,737	76,662			152,399
Claims and insurance	57,197	63,621			120,818
Depreciation and amortization	79,334	75,786	2,154	(13)	157,174
			(100)	(19)
Purchased transportation	253,677	289,612			543,289
(Gains) losses on property disposals, net	425	(650)			(225)
Spin-off and reorganization charges	8,010	—			8,010

Total operating expenses	2,577,284	2,918,928	(100)		5,496,112

Operating income	46,864	91,848	3,100		141,812

Interest expense	7,211	23,268	3,249	(13)	61,242
			27,514	(20)
ABS facility charges	2,576	3,688	(6,264)	(20)	—
Other, net	(509)	2,855	(3,249)	(13)	(903)

Nonoperating expenses, net	9,278	29,811	21,250		60,339

Income from continuing operations before income taxes	37,586	62,037	(18,150)		81,473
Income tax provision	13,613	26,895	(7,260)	(21)	33,248

Income from continuing operations	$23,973	$35,142	$(10,890)		$48,225

Earnings per share from continuing operations:
Basic	$0.86	$1.90			$1.02
Diluted	0.84	1.85			1.01
Average common shares outstanding:
Basic	28,004	18,507			47,363
Diluted	28,371	18,999			47,730

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Six Months Ended June 30, 2003

	Historical		Pro Forma
	Yellow	Roadway (for the two quarters ended June 21, 2003)	Adjustments		Combined
	(in thousands, except per share data)

Revenue	$1,394,546	$1,495,598	$7,300	(8)	$2,897,444

Operating expenses:
Salaries, wages and employees’ benefits	896,784	943,658			1,840,442
Operating expenses and supplies	213,851	260,434	(302)	(13)	473,983
Operating taxes and licenses	39,259	38,554			77,813
Claims and insurance	23,454	29,641			53,095
Depreciation and amortization	41,086	34,169	302	(13)	75,507
			(50)	(19)
Purchased transportation	135,979	150,509			286,488
Losses on property disposals, net	41	841			882
Spin-off and reorganization charges	—	—			—

Total operating expenses	1,350,454	1,457,806	(50)		2,808,210

Operating income	44,092	37,792	7,350		89,234

Interest expense	5,271	9,881	2,223	(13)	30,145
			12,770	(20)
ABS facility charges	—	1,813	(1,813)	(20)	—
Other, net	(436)	1,144	(2,223)	(13)	(1,515)

Nonoperating expenses, net	4,835	12,838	10,957		28,630

Income from continuing operations before income taxes	39,257	24,954	(3,607)		60,604
Income tax provision	15,271	10,481	(1,443)	(21)	24,309

Income from continuing operations	$23,986	$14,473	$(2,164)		$36,295

Earnings per share from continuing operations:
Basic	$0.81	$0.77			$0.74
Diluted	0.80	0.76			0.74
Average common shares outstanding:
Basic	29,585	18,802			48,944
Diluted	29,826	19,177			49,185

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA

FINANCIAL STATEMENTS

(1)	Because of the proximity of this Current Report on Form 8-K to the date of the announcement of our proposed acquisition of Roadway, the process of valuing Roadway’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the very preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. These unaudited condensed combined pro forma financial statements are not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated at the dates indicated, nor necessarily indicative of future operating results.

The purchase price is estimated as follows (in thousands, except per share data):

Merger consideration of approximately $966 million, or $48 per Roadway share (based on a fixed exchange ratio and an average price per share of $24.95 for Yellow common stock, in a half cash, half stock transaction)

Cash	$483,000
Common stock (19.4 million Yellow shares)	483,000

Total merger consideration	966,000
Acquisition and change of control costs	52,150

Total purchase price	1,018,150
Net tangible assets acquired at fair value	197,878

Costs in excess of net tangible assets of the acquired company (Goodwill)	$820,272	*

*	Goodwill reflects the preliminary estimated adjustment for the costs in excess of net tangible assets of Roadway at estimated fair value. Subsequent to closing, Yellow will be completing a study to determine the allocation of the total purchase price to the various tangible and intangible assets acquired and the liabilities assumed in order to allocate the purchase price. Management believes, on a preliminary basis, there may be intangible assets which will be evaluated. The sensitivity of the valuations regarding the above can be significant. Accordingly, as Yellow concludes its evaluation of the assets acquired and liabilities assumed upon closing the acquisition, allocation of the purchase price among the tangible and intangible assets will be subject to change. Any such change may also impact results of operations.

(2)	Reflects gross proceeds of the proposed offering.

(3)	Reflects gross proceeds of other currently contemplated financing transactions related to the proposed Roadway acquisition, comprised of $175.0 million of secured term loan borrowings and $200.0 million of senior unsecured debt securities.

(4)	Reflects additional borrowings under Yellow’s asset backed securitization (ABS) facility.

(5)	Reflects the elimination of Roadway’s ABS facility as a component of the currently contemplated financing transactions. As Roadway’s ABS facility receives sales treatment for financial reporting purposes and is therefore not reflected on its balance sheets, elimination of that facility effectively brings accounts receivable back onto the balance sheet.

(6)	Represents costs associated with completing the acquisition and the currently contemplated financing transactions, including the proposed offering, as follows (in thousands):

Direct transaction costs, including investment banking, legal, accounting and other fees:
Yellow	$12,650
Roadway	11,900
Deferred debt issuance costs	24,900
Bridge financing costs	4,500
Debt prepayment penalties	2,500
Change of control costs	39,500

Total	$95,950

The change of control costs represent the estimated maximum cost of various change of control provisions for key Roadway executives.

(7)	Reflects the payoff of certain existing indebtedness in conjunction with the currently contemplated financing transactions and the write-off of deferred financing costs.

(8)	Represents the adjustment necessary to conform Roadway’s revenue recognition policy to the policy used by Yellow.

(9)	Represents the impact on currently payable and deferred income taxes of the pro forma adjustments presented.

(10)	Represents the net adjustment to Roadway’s property and equipment based on initially estimated fair values.

(11)	Represents the elimination of Roadway’s historical accumulated depreciation.

(12)	Represents the elimination of the historical goodwill of Roadway.

(13)	Reflects certain balance sheet and statement of operations reclassifications made to conform Roadway’s presentation to the presentation used by Yellow.

(14)	Represents an increase in the fair value of Roadway’s senior notes based on current market prices.

(15)	Represents the estimated adjustment necessary to conform Roadway’s workers’ compensation accrual policy to the policy used by Yellow.

(16)	Represents the estimated adjustment necessary to eliminate previously unrecognized gains or losses, prior service cost, and transition assets or obligations related to Roadway’s defined benefit pension and postretirement health care benefit plans for employees not covered by collective bargaining agreements.

(17)	Represents the elimination of Roadway’s historical shareholders’ equity balances.

(18)	Represents the after-tax impact of bridge financing costs, debt prepayment penalties, and the write-off of Yellow’s deferred financing costs associated with completing the currently contemplated financing transactions.

(19)	Adjustment to record lower depreciation expense on the new basis of Roadway’s property and equipment. The fair value of longer-lived assets increased while the fair value of shorter-lived assets decreased.

(20)	Adjustment to record additional interest expense and amortization of deferred financing costs on borrowings related to the proposed offering and other currently contemplated financing transactions related to the proposed Roadway acquisition. The estimated weighted average annual interest rate of the currently contemplated debt structure is 6.2%. A 1/8th% change in the variable interest rates associated with these borrowings would have a $0.3 million effect on annual interest expense. A $10 million change in the amount of borrowings necessary to finance the proposed acquisition would have a $0.6 million effect on annual interest expense.

(21)	Adjustment to record the income tax impact of the pro forma adjustments at an effective income tax rate of 40.0%.

Index to Exhibits

Exhibit Number	Description

99.1	Press Release of Yellow Corporation dated August 4, 2003.